Exhibit No. 99.1
News Release

COMMERCIAL METALS COMPANY REPORTS FIRST QUARTER FISCAL 2023 RESULTS

•First quarter net earnings of $261.8 million, or $2.20 per diluted share, increased 12% compared with $232.9 million, or $1.90 per diluted share, in the prior year period
•Core EBITDA of $425.0 million increased 30% from the prior year period
•Continued year-over-year growth in North America downstream backlog and project bidding volumes
•Historically strong Europe segment profitability benefiting from favorable cost structure driving market share gains
•Good progress on strategic growth initiatives; Arizona 2 project on target for spring 2023 start-up, announced fourth micro mill location in West Virginia

Irving, TX - January 9, 2023 - Commercial Metals Company (NYSE: CMC) today announced financial results for its fiscal first quarter ended November 30, 2022. Net earnings were $261.8 million, or $2.20 per diluted share, on net sales of $2.2 billion, compared to prior year period net earnings of $232.9 million, or $1.90 per diluted share, on net sales of $2.0 billion.

During the first quarter of fiscal 2023, the Company recorded net after-tax costs of $4.4 million associated with pre-commissioning activities at its Arizona 2 micro mill project. Excluding these items, first quarter adjusted earnings were $266.2 million, or $2.24 per diluted share, compared to adjusted earnings of $199.2 million, or $1.62 per diluted share, in the prior year period. The first quarter of fiscal 2022 included a net after-tax benefit of $33.7 million, primarily related to an international tax restructuring transaction. "Adjusted EBITDA," "core EBITDA," "adjusted earnings" and "adjusted earnings per diluted share" are non-GAAP financial measures. Details, including a reconciliation of each such non-GAAP financial measure to the most directly comparable measure prepared and presented in accordance with GAAP, can be found in the financial tables that follow.

Barbara R. Smith, Chairman of the Board, President and Chief Executive Officer, said, "CMC’s outstanding financial performance during fiscal 2023’s first quarter was made possible through strong execution by our North America and Europe teams who navigated very different market environments. In North America, we again benefited from strong demand, enabling us to achieve near record quarterly segment adjusted EBITDA. Our Europe operations leveraged their excellent relative cost position to gain market share, shipping high volumes despite dynamic and uncertain market conditions. CMC’s fiscal first quarter results provide another clear demonstration of how our ongoing strategic actions have positioned the company to perform well throughout the economic cycle, generating superior value for shareholders.”

(CMC First Quarter Fiscal 2023 - 2)

Ms. Smith continued, “We continue to make solid progress on the strategic initiatives that are expected to drive CMC’s next phase of growth. Work at the Arizona 2 site remains on schedule, and we expect a spring 2023 start-up. The commissioning of this exciting project is well-timed, as we anticipate construction activity related to the Infrastructure Investment and Jobs Act will begin ramping up during 2023. Additionally, last month CMC announced the location of our fourth micro mill in Berkeley County, West Virginia. Once complete, we expect this investment will enhance our production flexibility and customer service capabilities, generate attractive returns, and improve our sustainable, through-the-cycle earnings and cash flows.”

The Company's balance sheet and liquidity position remained strong as of November 30, 2022. Cash and cash equivalents ended the quarter with a balance of $582.1 million, while available liquidity totaled $1.5 billion. CMC repurchased approximately 1.3 million shares of common stock during the quarter, returning $49.1 million of cash to shareholders. As of November 30, 2022, $139.0 million remained under the current share repurchase authorization.

On January 5, 2023, the board of directors declared a quarterly dividend of $0.16 per share of CMC common stock payable to stockholders of record on January 19, 2023. The dividend to be paid on February 2, 2023, marks the 233rd consecutive quarterly payment by the Company, and represents a 14% increase from the dividend paid in February 2022.

Business Segments - Fiscal First Quarter 2023 Review
Demand for CMC's finished steel products in North America remained healthy during the quarter. Domestic consumption of rebar increased year-over-year, and key internal measures point toward solid demand for the balance of the fiscal year. Downstream bid volumes, a significant indicator of the construction project pipeline, improved from a year ago, resulting in expansion of contract backlog levels compared to the prior year period. Demand from industrial end markets, which are important for merchant products, was stable on both a sequential quarter and year-over-year basis.

The North America segment reported adjusted EBITDA of $378.0 million for the first quarter of fiscal 2023, an improvement of 2% and 41% on a sequential quarter and year-over-year basis, respectively. The year-over-year improvement was driven by expanded margins over scrap cost on shipments of steel and downstream products. The spread between average downstream selling price and underlying scrap costs increased by over $400 per ton from the prior year period, significantly enhancing the profitability on shipments of downstream products. Controllable costs per ton of finished steel were relatively flat compared to the fourth quarter of fiscal 2022 but increased relative to the prior year period, primarily as a result of higher per unit purchase costs for energy, alloys, and freight. Signs emerged during the first quarter of fiscal 2023 that per unit costs for certain consumables may have peaked, with electricity and alloys costs declining modestly as the period progressed.

(CMC First Quarter Fiscal 2023 - 3)

Shipment volumes of finished steel, which include steel products and downstream products, followed typical seasonal patterns and were relatively unchanged from the prior year period. Volume growth remained constrained by the slower pace of construction on numerous job sites stemming from staffing and material supply challenges. The average selling price for steel products increased by $44 per ton compared to the first quarter of fiscal 2022, while the cost of scrap utilized declined $103 per ton, resulting in a year-over-year increase of $147 per ton in steel products margin over scrap. The average selling price for downstream products increased by $307 per ton from the prior year period and $51 per ton on a sequential quarter basis. The margin of downstream average selling price over underlying scrap cost was $1,074 per ton during the first quarter, compared to a trailing 10-year average of $625 per ton. Future pricing indicators on new work entering the backlog remain positive, as average price levels for bids and new awards climbed significantly from the prior year period.

The Europe segment reported adjusted EBITDA of $64.5 million for the first quarter of fiscal 2023, down 19% compared to adjusted EBITDA of $79.8 million for the prior year period. The decline was driven by modestly lower margin over scrap costs, higher costs for energy, the receipt of a $9.5 million CO2 energy credit in the current year in comparison to $15.5 million in the prior year period, and the impact of the weakening Polish Zloty in relation to the U.S. Dollar. Despite headwinds, earnings levels remained historically strong: fiscal 2023’s first quarter result was more than double the quarterly average adjusted EBITDA of the previous 10 fiscal years, excluding the impact of the energy credit received during the quarter.

Average selling price decreased by $77 per ton in the first quarter compared to the prior year period, while the cost of scrap utilized declined $68 per ton. The result was a year-over-year decline in margin over scrap of $9 per ton. Average selling price and margin over scrap also decreased on a sequential basis by $96 per ton and $27 per ton, respectively.

Europe end market demand was mixed during the quarter. Polish construction activity continued to grow modestly on a year-over-year basis, while industrial production across Central Europe has contracted for several months. CMC’s advantageous cost position has provided the ability to profitably gain market share and maintain strong shipment levels. First quarter of fiscal 2023 volume of 473,000 tons was the second highest quarterly volume on record and was made possible by the addition of a third rolling line commissioned in July 2021, which has enhanced CMC’s ability to serve the market through improved operational and commercial flexibility.

The Company’s new Tensar business generated EBITDA of $11.4 million during the first quarter of fiscal 2023, yielding an EBITDA margin of 18.9%. This was below the historical average of 25% as a result of temporary production challenges in North America that have required sourcing from overseas operations, leading to increased logistics costs and slower delivery times. Tensar’s financial performance is included within CMC’s existing

(CMC First Quarter Fiscal 2023 - 4)

operating segments, with North American results incorporated into CMC's North America segment and all other operations included in the Europe segment.

Outlook
Ms. Smith said, "We remain confident regarding our outlook for financial performance in fiscal 2023. Volumes and average pricing within CMC’s North America downstream backlog are at historically high levels, and we continue to experience a robust inflow of bidding activity on new projects. While we anticipate some sectors of the construction market will likely be impacted by the changing interest rate environment, current and new reshoring projects, as well as rising levels of infrastructure spending, are expected to support CMC’s North America volumes in the quarters ahead. The commissioning of Arizona 2 and the addition of Tensar will provide our Company with greater ability to capitalize on these emerging structural economic trends. Over the last several quarters, our Europe segment has demonstrated its operational and commercial agility within a tumultuous marketplace. We remain confident that CMC’s favorable relative cost position within Europe will continue to benefit our financial performance.”

Ms. Smith added, "Looking ahead, we anticipate good financial results in the second quarter compared to historical standards. Finished steel volumes in North America and Europe are expected to follow typical seasonal patterns, which have historically declined from our first quarter levels due to weather conditions and holidays. Additionally, volumes in Europe may be impacted by economic uncertainty. While we anticipate margins over scrap in both North America and Europe to remain elevated in relation to historical levels, we expect they will compress from first quarter levels.”

Conference Call
CMC invites you to listen to a live broadcast of its first quarter fiscal 2023 conference call today, Monday, January 9, 2023, at 11:00 a.m. ET. Barbara R. Smith, Chairman of the Board, President and Chief Executive Officer, and Paul Lawrence, Senior Vice President and Chief Financial Officer, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information presented in the broadcast are located on CMC's website under "Investors."

(CMC First Quarter Fiscal 2023 - 5)

About Commercial Metals Company
Commercial Metals Company and its subsidiaries manufacture, recycle and fabricate steel and metal products and provide related materials and services through a network of facilities that includes seven electric arc furnace ("EAF") mini mills, two EAF micro mills, one rerolling mill, steel fabrication and processing plants, construction-related product warehouses and metal recycling facilities in the United States and Poland. Through its Tensar operations, CMC is a leading global provider of innovative ground and soil stabilization solutions selling into more than 80 national markets through two major product lines: Tensar® geogrids and Geopier® foundation systems.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws with respect to general economic conditions, key macro-economic drivers that impact our business, the effects of ongoing trade actions, the effects of continued pressure on the liquidity of our customers, potential synergies and organic growth provided by acquisitions and strategic investments, demand for our products, shipment volumes, metal margins, the effect of COVID-19 and related governmental and economic responses thereto, the ability to operate our steel mills at full capacity, future availability and cost of supplies of raw materials and energy for our operations, share repurchases, legal proceedings, construction activity, international trade, the impact of the Russian invasion of Ukraine, capital expenditures, tax credits, our liquidity and our ability to satisfy future liquidity requirements, estimated contractual obligations, the expected capabilities and benefits of new facilities, the timeline for execution of our growth plan, and our expectations or beliefs concerning future events. The statements in this release that are not historical statements, are forward-looking statements. These forward-looking statements can generally be identified by phrases such as we or our management "expects," "anticipates," "believes," "estimates," "future," "intends," "may," "plans to," "ought," "could," "will," "should," "likely," "appears," "projects," "forecasts," "outlook" or other similar words or phrases, as well as by discussions of strategy, plans, or intentions.

Our forward-looking statements are based on management’s expectations and beliefs as of the time this news release was prepared. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or any other changes. Important factors that could cause actual results to differ materially from our expectations include those described in our filings with the Securities and Exchange Commission, including, but not limited to, in Part I, Item 1A, "Risk Factors" of our annual report on Form 10-K for the fiscal year ended August 31, 2022 as well as the following: changes in economic conditions which affect demand for our products or construction activity generally, and the impact of such changes on the highly cyclical steel industry; rapid and significant changes in the price of metals, potentially impairing our inventory values due to declines in commodity prices or reducing the profitability of our downstream contracts due to rising commodity pricing; impacts from COVID-19 on the economy, demand for our

(CMC First Quarter Fiscal 2023 - 6)

products, global supply chain and on our operations, including the responses of governmental authorities to contain COVID-19 and the impact of various COVID-19 vaccines; excess capacity in our industry, particularly in China, and product availability from competing steel mills and other steel suppliers including import quantities and pricing; the impact of the Russian invasion of Ukraine on the global economy, inflation, energy supplies and raw materials, which is uncertain, but may prove to negatively impact our business and operations; increased attention to environmental, social and governance ("ESG") matters, including any targets or other ESG or environmental justice initiatives; compliance with and changes in existing and future laws, regulations and other legal requirements and judicial decisions that govern our business, including increased environmental regulations associated with climate change and greenhouse gas emissions; involvement in various environmental matters that may result in fines, penalties or judgments; evolving remediation technology, changing regulations, possible third-party contributions, the inherent uncertainties of the estimation process and other factors that may impact amounts accrued for environmental liabilities; potential limitations in our or our customers' abilities to access credit and non-compliance of their contractual obligations, including payment obligations; activity in repurchasing shares of our common stock under our repurchase program; financial covenants and restrictions on the operation of our business contained in agreements governing our debt; our ability to successfully identify, consummate and integrate acquisitions and realize any or all of the anticipated synergies or other benefits of acquisitions; the effects that acquisitions may have on our financial leverage; risks associated with acquisitions generally, such as the inability to obtain, or delays in obtaining, required approvals under applicable antitrust legislation and other regulatory and third party consents and approvals; operating and startup risks, as well as market risks associated with the commissioning of new projects could prevent us from realizing anticipated benefits and could result in a loss of all or a substantial part of our investments; lower than expected future levels of revenues and higher than expected future costs; failure or inability to implement growth strategies in a timely manner; impact of goodwill or other indefinite lived intangible asset impairment charges; impact of long-lived asset impairment charges; currency fluctuations; global factors, such as trade measures, military conflicts and political uncertainties, including changes to current trade regulations, such as Section 232 trade tariffs and quotas, tax legislation and other regulations which might adversely impact our business; availability and pricing of electricity, electrodes and natural gas for mill operations; ability to hire and retain key executives and other employees; competition from other materials or from competitors that have a lower cost structure or access to greater financial resources; information technology interruptions and breaches in security; ability to make necessary capital expenditures; availability and pricing of raw materials and other items over which we exert little influence, including scrap metal, energy and insurance; unexpected equipment failures; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks; risk of injury or death to employees, customers or other visitors to our operations; and civil unrest, protests and riots.

(CMC First Quarter Fiscal 2023 - 7)

COMMERCIAL METALS COMPANY FINANCIAL & OPERATING STATISTICS (UNAUDITED)
	Three Months Ended
(in thousands, except per ton amounts)	11/30/2022	8/31/2022	5/31/2022	2/28/2022	11/30/2021
North America
Net sales	$1,816,899	$1,997,636	$2,033,150	$1,614,224	$1,653,622
Adjusted EBITDA	377,956	370,516	379,355	535,463	268,524

External tons shipped
Raw materials	316	359	353	329	334
Rebar	461	451	505	407	442
Merchant and other	243	249	274	245	257
Steel products	704	700	779	652	699
Downstream products	382	432	399	327	400

Average selling price per ton
Raw materials	$824	$950	$1,207	$1,103	$1,034
Steel products	1,020	1,104	1,110	1,041	976
Downstream products	1,399	1,348	1,244	1,169	1,092

Cost of raw materials per ton	$598	$717	$908	$834	$766
Cost of ferrous scrap utilized per ton	$325	$387	$472	$436	$428

Steel products metal margin per ton	$695	$717	$638	$605	$548

Europe
Net sales	$406,513	$412,264	$484,564	$395,758	$329,056
Adjusted EBITDA	64,505	64,096	120,974	81,149	79,832

External tons shipped
Rebar	204	177	170	172	103
Merchant and other	269	251	306	278	262
Steel products	473	428	476	450	365

Average selling price per ton
Steel products	$792	$888	$967	$851	$869

Cost of ferrous scrap utilized per ton	$366	$435	$530	$444	$434

Steel products metal margin per ton	$426	$453	$437	$407	$435

(CMC First Quarter Fiscal 2023 - 8)

COMMERCIAL METALS COMPANY BUSINESS SEGMENTS (UNAUDITED)
	Three Months Ended
(in thousands)	11/30/2022	8/31/2022	5/31/2022	2/28/2022	11/30/2021
Net sales
North America	$1,816,899	$1,997,636	$2,033,150	$1,614,224	$1,653,622
Europe	406,513	412,264	484,564	395,758	329,056
Corporate and Other	3,901	(2,835)	(1,987)	(1,094)	(877)
Total net sales	$2,227,313	$2,407,065	$2,515,727	$2,008,888	$1,981,801

Adjusted EBITDA
North America	$377,956	$370,516	$379,355	$535,463	$268,524
Europe	64,505	64,096	120,974	81,149	79,832
Corporate and Other	(39,725)	(32,227)	(35,049)	(52,493)	(34,334)
Total adjusted EBITDA	$402,736	$402,385	$465,280	$564,119	$314,022

(CMC First Quarter Fiscal 2023 - 9)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
	Three Months Ended November 30,
(in thousands, except share and per share data)	2022	2021
Net sales	$2,227,313	$1,981,801
Costs and operating expenses:
Cost of goods sold	1,719,414	1,586,410
Selling, general and administrative expenses	156,355	122,595
Interest expense	13,045	11,035
	1,888,814	1,720,040
Earnings before income taxes	338,499	261,761
Income taxes	76,725	28,872
Net earnings	$261,774	$232,889

Earnings per share:
Basic	$2.23	$1.92
Diluted	$2.20	$1.90

Cash dividends per share	$0.16	$0.14
Average basic shares outstanding	117,273,743	121,129,679
Average diluted shares outstanding	118,925,442	122,797,738

(CMC First Quarter Fiscal 2023 - 10)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share and per share data)	November 30, 2022	August 31, 2022
Assets
Current assets:
Cash and cash equivalents	$582,069	$672,596
Accounts receivable (less allowance for doubtful accounts of $4,901 and $4,990)	1,287,286	1,358,907
Inventories, net	1,102,774	1,169,696
Prepaid and other current assets	251,985	240,269
Total current assets	3,224,114	3,441,468
Property, plant and equipment, net	2,028,955	1,910,871
Intangible assets, net	251,819	257,409
Goodwill	277,453	249,009
Other noncurrent assets	491,626	378,270
Total assets	$6,273,967	$6,237,027
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$396,560	$428,055
Accrued expenses and other payables	441,586	540,136
Current maturities of long-term debt and short-term borrowings	239,406	388,796
Total current liabilities	1,077,552	1,356,987
Deferred income taxes	283,754	250,302
Other noncurrent liabilities	235,280	230,060
Long-term debt	1,093,146	1,113,249
Total liabilities	2,689,732	2,950,598
Stockholders' equity:
Common stock, par value $0.01 per share; authorized 200,000,000 shares; issued 129,060,664 shares; outstanding 117,291,637 and 117,496,053 shares	1,290	1,290
Additional paid-in capital	361,199	382,767
Accumulated other comprehensive loss	(10,189)	(114,451)
Retained earnings	3,555,425	3,312,438
Less treasury stock, 11,769,027 and 11,564,611 shares at cost	(323,722)	(295,847)
Stockholders' equity	3,584,003	3,286,197
Stockholders' equity attributable to non-controlling interests	232	232
Total stockholders' equity	3,584,235	3,286,429
Total liabilities and stockholders' equity	$6,273,967	$6,237,027

(CMC First Quarter Fiscal 2023 - 11)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Three Months Ended November 30,
(in thousands)	2022	2021
Cash flows from (used by) operating activities:
Net earnings	$261,774	$232,889
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation and amortization	51,183	41,226
Deferred income taxes and other long-term taxes	16,744	(5,099)
Stock-based compensation	16,675	9,619
Other	5,967	(583)
Changes in operating assets and liabilities, net of acquisitions	20,027	(252,273)
Net cash flows from operating activities	372,370	25,779
Cash flows from (used by) investing activities:
Capital expenditures	(133,052)	(70,150)
Acquisitions, net of cash acquired	(63,745)	—
Proceeds from insurance	1,460	—
Proceeds from the sale of property, plant and equipment and other	303	1,418
Other	(516)	—
Net cash flows used by investing activities	(195,550)	(68,732)
Cash flows from (used by) financing activities:
Repayments of long-term debt	(154,631)	(6,556)
Debt issuance costs	(1,800)	—
Debt extinguishment costs	(69)	—
Repayments under accounts receivable facilities	(25,914)	(144,706)
Proceeds from accounts receivable facilities	49	150,664
Treasury stock acquired	(49,149)	(5,311)
Tax withholdings related to share settlements, net of purchase plans	(23,513)	(16,371)
Dividends	(18,787)	(17,025)
Net cash flows used by financing activities	(273,814)	(39,305)
Effect of exchange rate changes on cash	5,139	(550)
Decrease in cash, restricted cash, and cash equivalents	(91,855)	(82,808)
Cash, restricted cash and cash equivalents at beginning of period	679,243	501,129
Cash, restricted cash and cash equivalents at end of period	$587,388	$418,321

Supplemental information:
Cash paid for income taxes	$15,694	$15,296
Cash paid for interest	22,201	8,794

Cash and cash equivalents	$582,069	$415,055
Restricted cash (included in Prepaid and other current assets)	5,319	3,266
Total cash, restricted cash and cash equivalents	$587,388	$418,321

(CMC First Quarter Fiscal 2023 - 12)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

This press release contains financial measures not derived in accordance with U.S. generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measure are provided below.

Adjusted EBITDA, core EBITDA and adjusted earnings are non-GAAP financial measures. Adjusted earnings per diluted share is defined as adjusted earnings on a diluted per share basis.

Non-GAAP financial measures should be viewed in addition to, and not as alternatives for, the most directly comparable measures derived in accordance with GAAP and may not be comparable to similar measures presented by other companies. However, we believe that the non-GAAP financial measures provide relevant and useful information to management, investors, analysts, creditors and other interested parties in our industry as they allow: (i) comparison of our earnings to those of our competitors; (ii) a supplemental measure of our underlying business operational performance; and (iii) the assessment of period-to-period performance trends. Management uses non-GAAP financial measures to evaluate financial performance and set target benchmarks for annual and long-term cash incentive performance plans.

A reconciliation of net earnings to adjusted EBITDA and core EBITDA is provided below:

	Three Months Ended
(in thousands)	11/30/2022	8/31/2022	5/31/2022	2/28/2022	11/30/2021
Net earnings	$261,774	$288,630	$312,429	$383,314	$232,889
Interest expense	13,045	14,230	13,433	12,011	11,035
Income taxes	76,725	49,991	92,590	126,432	28,872
Depreciation and amortization	51,183	49,081	43,583	41,134	41,226
Asset impairments	9	453	3,245	1,228	—
Adjusted EBITDA	402,736	402,385	465,280	564,119	314,022
Non-cash equity compensation	16,675	9,122	11,986	16,251	9,619
Mill operational start-up costs(1)	5,574	—	—	—	—
Acquisition and integration related costs and other	—	1,008	4,478	—	3,165
Purchase accounting effect on inventory	—	6,506	2,169	—	—
Gain on sale of assets	—	—	—	(273,315)	—
Loss on debt extinguishment	—	—	—	16,052	—
Core EBITDA	$424,985	$419,021	$483,913	$323,107	$326,806
__________________________________
(1) Net of depreciation and non-cash equity compensation.

(CMC First Quarter Fiscal 2023 - 13)

A reconciliation of net earnings to adjusted earnings is provided below:

	Three Months Ended
(in thousands)	11/30/2022	8/31/2022	5/31/2022	2/28/2022	11/30/2021
Net earnings	$261,774	$288,630	$312,429	$383,314	$232,889
Asset impairments	9	453	3,245	1,228	—
Mill operational start-up costs	5,584	—	—	—	—
Acquisition and integration related costs and other	—	1,008	4,478	—	3,165
Purchase accounting effect on inventory	—	6,506	2,169	—	—
Gain on sale of assets	—	—	—	(273,315)	—
Loss on debt extinguishment	—	—	—	16,052	—
Total adjustments (pre-tax)	$5,593	$7,967	$9,892	$(256,035)	$3,165

Tax items
International restructuring	—	—	—	—	(36,237)
Related tax effects on adjustments	(1,175)	(1,673)	(2,077)	60,274	(665)
Total tax items	(1,175)	(1,673)	(2,077)	60,274	(36,902)
Adjusted earnings	$266,192	$294,924	$320,244	$187,553	$199,152
Net earnings per diluted share	$2.20	$2.40	$2.54	$3.12	$1.90
Adjusted earnings per diluted share	$2.24	$2.45	$2.61	$1.53	$1.62

Media Contact:
Susan Gerber
(214) 689-4300